Exhibit 28(h)7

2009 Amended and Restated Expense Limitation Agreement between The Phoenix Edge Series Fund and Phoenix Variable Advisors, Inc.

2009 AMENDED AND RESTATED

EXPENSE LIMITATION AGREEMENT

THE PHOENIX EDGE SERIES FUND

This 2009 Amended and Restated Agreement dated effective April 30, 2009 amends that certain Amended and Restated Expense Limitation Agreement dated as of January 1, 2009 (the “Agreement”) by and between The Phoenix Edge Series Fund, a Massachusetts business trust (the “Registrant”), on behalf of each series of the Registrant listed in Appendix A, as may be amended from time to time (each a “Fund” and collectively, the “Funds”), and the Advisor of each of the Funds, Phoenix Variable Advisors, Inc., a Delaware corporation (the “Advisor”).

WHEREAS, the Advisor renders advice and services to the Funds pursuant to the terms and provisions of one or more Investment Advisory Agreements entered into between the Registrant and the Advisor (the “Advisory Agreement”); and

WHEREAS, the Advisor desires to maintain the expenses of each Fund at a level below the level to which each such Fund might otherwise be subject; and

WHEREAS, the Advisor understands and intends that the Registrant will rely on this Agreement in preparing post-effective amendments to the Registrant’s registration statement on Form N-1A and in accruing the expenses of the Registrant for purposes of calculating net asset value and for other purposes, and expressly permits the Registrant to do so.

NOW, THEREFORE, the parties hereto agree to substitute Section 4 and Appendix A as follows adding various Funds:

1.	Section 4 of the Agreement is substituted as follows:

Term, Termination and Modification. This Agreement shall become effective on the date specified herein and shall remain in effect until April 30, 2010, unless sooner terminated as provided below in this Paragraph. Thereafter, this Agreement shall automatically renew for one-year terms with respect to a Fund unless the Advisor provides written notice to the Fund of the termination of this Agreement, or the modification to the Expense Limit specified for a Fund in Appendix A of this Agreement, within sixty (60) days of the end of the then current term for that Fund. This Agreement may be terminated by the Registrant on behalf of any one or more of the Funds at any time without payment of any penalty or by the Board of Trustees of the Registrant upon sixty (60) days’ written notice to the Advisor. In addition, this Agreement shall terminate with respect to a Fund upon termination of the Advisory Agreement with respect to such Fund.

2.	Appendix A to the Agreement is hereby amended to reflect the changes in the current Series’ names as adopted by the Board of Trustees at a Board Meeting March 4-5, 2009.

3.	Except as herein above and herein before modified, all other terms and conditions set forth in the Agreement shall be and remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers.

THE PHOENIX EDGE SERIES FUND		PHOENIX VARIABLE ADVISORS, INC.

By:	/s/ Kathleen A. McGah	By:	/s/ John H. Beers

Name:	Kathleen A. McGah	Name:	John H. Beers

Title:	Vice President and Secretary	Title:	Vice President and Secretary

APPENDIX A

(April 30, 2009)

The Phoenix Edge Series Fund	Total Fund Operating Expense Limit
Phoenix-Aberdeen International Series	0.30%
Phoenix Capital Growth Series	0.25%
Phoenix Dynamic Asset Allocation Series: Aggressive Growth	0.15%
Phoenix Dynamic Asset Allocation Series: Growth	0.15%
Phoenix Dynamic Asset Allocation Series: Moderate	0.15%
Phoenix Dynamic Asset Allocation Series: Moderate Growth	0.15%
Phoenix-Duff & Phelps Real Estate Securities Series	0.35%
Phoenix Growth and Income Series	0.20%
Phoenix Mid-Cap Growth Series	0.30%
Phoenix Mid-Cap Value Series	0.25%
Phoenix Money Market Series	0.25%
Phoenix Multi-Sector Fixed Income Series	0.25%
Phoenix Multi-Sector Short Term Bond Series	0.20%
Phoenix Small-Cap Growth Series	0.20%
Phoenix Small-Cap Value Series	0.25%
Phoenix Strategic Allocation Series	0.25%
Phoenix-Van Kampen Comstock Series	0.25%
Phoenix-Van Kampen Equity 500 Index Series	0.20%

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